              AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                              ON FEBRUARY 1, 2000

                                                      REGISTRATION NO. 333-_____

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                           CASELLA WASTE SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                   ------------------------------------------
         (State or other Jurisdiction of Incorporation or Organization)

                                   03-0338873
                     ---------------------------------------
                     (I.R.S. Employer Identification Number)

                   25 Greens Hill Lane, Rutland, Vermont 05701
                                 (802) 775-0325
          ------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                 John W. Casella
               President, Chief Executive Officer and Secretary
                           Casella Waste Systems, Inc.
                               25 Greens Hill Lane
                             Rutland, Vermont 05701
                                 (802) 775-0325
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 With a copy to:

                             Jeffrey A. Stein, Esq.
                                Hale and Dorr LLP
                                 60 State Street
                           Boston, Massachusetts 02109
            ---------------------------------------------------------

     Approximate date of commencement of proposed sale to the public: from time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Title of Shares to be    Amount to be            Proposed                Proposed                 Amount of
Registered               Registered              Maximum Price Per       Maximum                  Registration Fee
                                                 Share (1)               Aggregate Offering
                                                                         Price (1)

Class A Common           65,256  shares          $15.53125               $1,013,507               $267.57
Stock, $.01 par
value per share




     (1) Estimated solely for the purpose of determining the registration fee, in accordance with Rule 457 under the Securities Act of 1933, based upon the average of the reported high and low sales prices of the Class A Common Stock on the NASDAQ National Market as of January 28, 2000.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   PROSPECTUS

                                 65,256 Shares

                           CASELLA WASTE SYSTEMS, INC.

                              CLASS A COMMON STOCK

     In June 1999, we issued or committed to issue an aggregate of 65,256 shares of the Company's Class A Common Stock in connection with our acquisition of Corning Community Disposal Service, Inc. ("Corning Community"). This prospectus relates to the public offering, which will not be underwritten, of the shares held by the former stockholders of Corning Community as a result of the acquisition.

     The prices at which our stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of the shares.

     Our common stock is listed on the NASDAQ National Market under the symbol "CWST".

------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is February 1, 2000.

TABLE OF CONTENTS                                    PAGE

Where You Can Find
More Information .....................................2

The Company...........................................3

Risk Factors..........................................3

Plan of Distribution..................................8

Selling Shareholders.................................10

Legal Matters........................................10

Experts..............................................10



     No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Casella Waste Systems, Inc. (referred to in this prospectus as "Casella" or the "Registrant"), any selling shareholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" certain information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the stockholders sell all of the securities that we have registered in this prospectus. Information that we file later with the SEC will automatically update and supersede this information.

     We have incorporated by reference into this prospectus the following documents we filed with the SEC:

     (i) the Annual Report on Form l0-K for the fiscal year ended April 30, 1999, as amended on August 30, 1999,

     (ii) the Current Reports on Form 8-K filed on May 13, 1999, September 10, 1999, September 29, 1999 and December 22, 1999, and

     (iii) the Quarterly Report on Form 10-Q for the fiscal quarters ended July 31, 1999 and October 31, 1999, and

     (iv) the description of the Class A common stock contained in our Registration Statement on Form 8-A dated October 15, 1997.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701, (802) 775-0325.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

                                   THE COMPANY

     Casella's principal executive offices are located at 25 Greens Hill Lane, Rutland, Vermont, and our telephone number is (802) 775-0325.

                                  RISK FACTORS

     YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR CLASS A COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES MAY ALSO ADVERSELY IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN SUCH CASE, THE TRADING PRICE OF OUR CLASS A COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR CLASS A COMMON STOCK. THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON OUR CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS ABOUT CASELLA AND OUR INDUSTRY AND INVOLVE RISKS AND UNCERTAINTIES. CASELLA'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, AS MORE FULLY DESCRIBED IN THIS SECTION AND ELSEWHERE IN THIS PROSPECTUS. CASELLA UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS FOR ANY REASON, EVEN IF NEW INFORMATION BECOMES AVAILABLE OR OTHER EVENTS OCCUR IN THE FUTURE.

     WE MAY EXPERIENCE DIFFICULTIES INTEGRATING KTI'S OPERATIONS AND ASSETS.

     We merged with KTI, Inc. on December 14, 1999. There can be no assurance that management will be able to integrate KTI's operations effectively and that the merger will result in the synergies and other benefits anticipated by the two companies.

     OUR INCREASED LEVERAGE MAY IMPACT OUR ABILITY TO MAKE FUTURE ACQUISITIONS.

     As a result of the merger with KTI and the increase in its credit facility, the Company's indebtedness has increased substantially. This increased indebtedness may limit the Company's ability to incur additional indebtedness, and thereby limit the Company's ongoing acquisition program.

     OUR CONTINUED GROWTH MAY PLACE A STRAIN ON OUR RESOURCES.

     Our objective is to continue to grow by expanding our services in markets where we can be one of the largest and most profitable fully-integrated solid waste services companies. Such growth, if it were to occur, could place a significant strain on our management and operational, financial and other resources.

     WE HAVE INCURRED OPERATING LOSSES IN THE PAST AND MAY DO SO IN THE FUTURE.

     We have incurred net losses in the past. There can be no assurance that we will be profitable in the future.

     WE MAY NOT BE SUCCESSFUL IN MAKING ACQUISITIONS, WHICH COULD AFFECT OUR FUTURE GROWTH.

     Our strategy envisions that a substantial part of our future growth will come from making acquisitions consistent with our strategy. There can be no assurance that we will be able to identify suitable acquisition candidates and, once identified, to negotiate successfully their acquisition at a price or on terms and conditions favorable to us, or to integrate the operations of such acquired businesses with our operations. Certain of these acquisitions may be of significant size and may include assets that are outside our geographic territories or are ancillary to our core business strategy.

     WE ARE DEPENDENT ON THE MEMBERS OF OUR SENIOR MANAGEMENT TEAM.

     We are highly dependent upon the services of the members of our senior management team, the loss of any of whom may have a material adverse effect on our business, financial condition and results of operations. In addition, our future success depends on our continuing ability to identify, hire, train, motivate and retain highly trained personnel. We may be in default under our credit facility if either John Casella or James Bohlig ceases to be employed by us.

     OUR ABILITY TO MAKE ACQUISITIONS IS DEPENDENT ON THE AVAILABILITY OF ADEQUATE CASH AND THE ATTRACTIVENESS OF OUR STOCK PRICE.

     We anticipate that any future business acquisitions will be financed through cash from operations, borrowings under our bank line of credit, the issuance of shares of our Class A Common Stock and/or seller financing. There can be no assurance that we will have sufficient existing capital resources, that our stock price will be sufficiently attractive for use in an acquisition or that we will be able to raise sufficient additional capital resources on terms satisfactory to us, if at all, in order to meet our capital requirements.

    We also believe that a significant factor in our ability to close acquisitions will be the attractiveness of our Class A common stock as consideration for potential acquisition candidates. This attractiveness may, in large part, be dependent upon the relative market price and capital appreciation prospects of our Class A common stock compared to the equity securities of our competitors. If the market price of our Class A common stock were to decline, our acquisition program could be materially adversely affected.

     OUR GROWTH RATE MAY BE ADVERSELY AFFECTED IF WE ARE NOT ABLE TO CONTINUE TO IMPLEMENT OUR ACQUISITION STRATEGY

    Our failure to implement successfully our acquisition strategy would limit our growth potential. We may not be able to implement our acquisition strategy, on which our future growth is substantially based, due to the consolidation and integration activity in the solid waste industry in recent years, as well as the difficulties and expenses relating to the development and permitting of solid waste landfills and transfer stations. These factors may result in fewer acquisition opportunities for us as well as less advantageous acquisition terms, including increased purchase prices. In addition, it may be difficult initially to integrate the operations of any acquired businesses with our business.


    ENVIRONMENTAL REGULATIONS COULD SUBJECT US TO FINES, PENALTIES AND LIMITATIONS ON OUR ABILITY TO EXPAND

    We will be subject to potential liability and restrictions under environmental laws. The waste-to-energy and manufacturing facilities are subject to regulations limiting discharges of pollution into the air and water, and the solid waste operations are subject to a wide range of federal, state and, in some cases, local environmental and land use restrictions. If we are not able to comply with the requirements that apply to a particular facility, we could be subject to fines and penalties, and we may be required to spend large amounts to bring an operation into compliance or to temporarily or permanently stop an operation that is not permitted under the law. Those costs or actions could have a material adverse effect upon our business, financial condition and results of operations.

    Environmental and land use laws also can have an impact on whether our operations can expand and, in the case of our solid waste operations, may dictate those geographic areas from which we must, or, from which we may not, accept waste. The waste management industry has been and likely will continue to be subject to regulation, as well as to attempts to regulate the industry through new legislation. Those regulations and laws also may limit the overall size and daily waste volume that may be accepted by a solid waste operation. If we are not able to expand or otherwise operate one or more of our facilities profitably because of limits imposed under environmental laws, we may be required to increase our utilization of disposal facilities owned by third parties, and if so, our business, financial condition and results of operation could suffer a material adverse effect.

    We have grown through acquisitions, and we have tried to evaluate and address environmental risks and liabilities presented by newly acquired businesses as they have identified them. It is possible that some liabilities, including ones that may exist only because of the past operations of an acquired business, may prove to be more difficult or costly to address than we anticipate. It is also possible that government officials responsible for enforcing environmental laws may believe an issue is more serious than we would expect, or that we will fail to identify or fully appreciate a historic liability before we become legally responsible to address it. Some of the legal sanctions to which we could become subject could cause us to lose a needed permit, or prevent us from or delay us in obtaining or renewing permits to operate our facilities. The number, size and nature of those liabilities could have a material adverse effect on our business, financial conditions and results of operations.

     Our operating program depends on our ability to operate and expand the landfills we own and lease and to develop new landfill sites. Several of our landfills are subject to local laws purporting to regulate their expansion and other aspects of their operations. There can be no assurance that the laws adopted by municipalities in which the our landfills are located will not have a material adverse effect on our utilization of our landfills or that we will be successful in obtaining new landfill sites or expanding the permitted capacity of any of our current landfills once their remaining disposal capacity has been consumed.


    OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED BY CHANGING PRICES OR MARKET REQUIREMENTS FOR RECYCLABLE MATERIALS

    Our results of operations may be materially adversely affected by changing purchase or resale prices or market requirements for recyclable materials. Our recycling business involves the purchase and sale of recyclable materials, some of which are priced on a commodity basis. The resale and purchase prices of, and market demand for, recyclable materials, particularly wastepaper, plastic and ferrous and aluminum metals, can be volatile due to numerous factors beyond our control. These changes have in the past contributed, and may continue to contribute, to significant variability in our period-to-period results of operations.

    Some of our subsidiaries involved in the recycling business use long-term supply contracts with customers with floor price arrangements to minimize the commodity risk for recyclable materials, particularly wastepaper and aluminum metals. Under these contracts, our subsidiaries obtain a guaranteed minimum floor price for the recyclable materials along with a commitment to receive additional amounts if the current market price rises above the minimum price. These contracts are generally with large domestic companies which use the recyclable materials in their manufacturing processes. Any failure to continue to secure long-term supply contracts with minimum price arrangements, or a breach by customers of one or more of these contracts could reduce our recycling revenues and have a material adverse effect on our business, financial condition and results of operations.

    THE SEASONALITY OF OUR REVENUES COULD ADVERSELY IMPACT OUR FINANCIAL
    CONDITION

    Future seasonal fluctuations in our revenues could have a material adverse effect on our business, financial condition and results of operations. Our revenues have historically been lower during the months of November through March. This seasonality reflects the lower volume of solid waste during the late fall, winter and early spring months resulting primarily from:

    - the volume of solid waste relating to construction and demolition activities decreasing substantially during the winter months in the northeastern United States; and

    - decreased tourism in Vermont, Maine and eastern New York during the winter months, which tends to lower the volume of solid waste generated by commercial and restaurant customers, which is only partially offset by the winter ski industry.

    Since some of our operating and fixed costs remain constant throughout the fiscal year, our operating income is seasonally impacted. In addition, particularly harsh weather conditions could result in increased operating costs for some of our operations.

    OUR BUSINESS IS GEOGRAPHICALLY CONCENTRATED AND IS THEREFORE SUBJECT TO REGIONAL ECONOMIC DOWNTURNS

    Our operations and customers are principally located in the eastern United States. Therefore, our business, financial condition and results of operations are susceptible to regional economic downturns and other regional factors, including state regulations and severe weather conditions. In addition, as we expand in our existing markets, opportunities for growth within these regions will become more limited. The costs and time involved in permitting and the scarcity of available landfills will make it difficult for us to expand vertically in these markets. We cannot assure you that we will complete enough acquisitions in other markets to lessen our regional geographic concentration.

    WE MAY NOT BE ABLE TO EFFECTIVELY COMPETE IN THE HIGHLY COMPETITIVE SOLID WASTE SERVICES INDUSTRY

    The solid waste services industry is highly competitive, is undergoing a period of increasingly rapid consolidation, and requires substantial labor and capital resources. Some of the markets in which we compete or will likely compete are served by one or more of the large national or multinational solid waste companies, as well as numerous regional and local solid waste companies. Intense competition exists not only to provide services to customers but also to acquire other businesses within each market. Some of our competitors have significantly greater financial and other resources than us. From time to time, competitors may reduce the price of their services in an effort to expand market share or to win a competitively bid municipal contract. These practices may either require us to reduce the pricing of our services or result in our loss of business. As is generally the case in the industry, municipal contracts are subject to periodic competitive bidding. There can be no assurance that we will be the successful bidder to obtain or retain these contracts. If we are unable to compete with larger and better capitalized companies, or to replace municipal contracts lost through the competitive bidding process with comparable contracts or other revenue sources within a reasonable time period, our business, financial condition and results of operations could be materially adversely affected.

    In our solid waste disposal markets, we also compete with operators of alternative disposal and recycling facilities and with counties, municipalities and solid waste districts that maintain their own waste collection, recycling and disposal operations. These entities may have financial advantages because user fees or similar charges, tax revenues and tax-exempt financing may be more available to them than to us.

    Our insulation manufacturing operations compete primarily with large manufacturers of fiberglass insulation, including Owens Corning, Certainteed and Johns Mansville Corp. and with Louisiana Pacific Corporation, a manufacturer of cellulose insulation. These companies have substantially greater resources than we do, which they could use for product development, marketing or other purposes to our detriment.

    ONE OF OUR SUBSIDIARIES SELLS ITS ENTIRE OUTPUT TO A FEW CUSTOMERS AND LACKS THE CAPACITY TO MEET ALL OF ITS COMMITMENTS

    One of our subsidiaries operates three steam generating plants, one of which produces steam for a facility owned by E. I. du Pont de Nemours and Company under a five-year contract expiring on May 30, 2003. Du Pont has significantly reduced operations at this facility, and has the option to terminate the contract upon payment of a termination fee. The second plant produces steam for an industrial park. Approximately 85% of the steam produced by the plant is purchased by one customer under a contract that may not be terminated by the customer except for cause, and the balance is sold to ten customers under contracts which provide that our subsidiary may elect not to supply steam. Currently, maximum contracted capacity for all customers for steam exceeds the maximum rated capacity that may be produced by this plant. Actual demand, however, has not exceeded the maximum rated capacity. If actual demand grows, the plant may need to install equipment to respond to peak demands, as well as equipment which may be necessary to allow the plant to meet stricter air quality standards, which may be adopted in the near future. The cost of this air quality equipment, not including the equipment necessary to respond to peak demands, is expected to be approximately $1.2 million. A third steam generating plant operated by a subsidiary of our subsidiary sells all of its output to one customer under a contract that provides the customer the option to terminate the contract upon payment of a termination fee of approximately $250,000. The termination of the contract with Du Pont or any of the significant customers who purchase steam from our subsidiary or its subsidiary could have a material adverse effect on our business, financial condition and results of operations.

    OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION MAY BE NEGATIVELY AFFECTED IF WE INADEQUATELY ACCRUE FOR CLOSURE AND POST-CLOSURE COSTS

    We have material financial obligations relating to closure and post-closure costs of our existing landfills and will have material financial obligations with respect to any disposal facilities which we may own or operate in the future. In addition to the landfills we currently operate, we own four unlined landfills which are not currently in operation. We have provided and will in the future provide accruals for financial obligations relating to closure and post-closure costs of its owned or operated landfills, generally for a term of 30 years after final closure of a landfill. We cannot assure you that our financial obligations for closure or post-closure costs will not exceed the amount accrued and reserved or amounts otherwise receivable pursuant to trust funds established for this purpose. Such a circumstance could result in unanticipated charges and have a material adverse effect on our business, financial condition and results of operations.

    WE COULD BE PRECLUDED FROM ENTERING INTO CONTRACTS OR OBTAINING PERMITS IF WE ARE UNABLE TO OBTAIN THIRD PARTY FINANCIAL ASSURANCE TO SECURE OUR CONTRACTUAL OBLIGATIONS

    Municipal solid waste collection and recycling contracts, obligations associated with landfill closure and the operation and closure of waste-to-energy facilities may require performance or surety bonds, letters of credit or other means of financial assurance to secure our contractual performance. If we are unable to obtain the necessary financial assurance in sufficient amounts or at acceptable rates, we could be precluded from entering into additional municipal solid waste collection contracts or from obtaining or retaining landfill operating permits. Any future difficulty in obtaining insurance could also impair our ability to secure future contracts conditioned upon the contractor having adequate insurance coverage. Accordingly, our failure to obtain financial assurance bonds, letters of credit or other means of financial assurance or to maintain adequate insurance could have a material adverse effect on our business, financial condition and results of operations.

    WE MAY BE REQUIRED TO WRITE-OFF CAPITALIZED CHARGES IN THE FUTURE, WHICH COULD ADVERSELY AFFECT OUR EARNINGS

    Any charge against earnings could have a material adverse effect on our earnings and the market price of our Class A common stock. In accordance with generally accepted accounting principles, we capitalize certain expenditures and advances relating to our acquisitions, pending acquisitions, landfills and development projects. From time to time in future periods, we may be required to incur a charge against earnings in an amount equal to any unamortized capitalized expenditures and advances, net of any portion thereof that we estimate will be recoverable, through sale or otherwise, relating to (a) any operation that is permanently shut down or has not generated or is not expected to generate sufficient cash flow, (b) any pending acquisition that is not consummated and (c) any landfill or development project that is not expected to be successfully completed. We have incurred such charges in the past.

    OUR CLASS B COMMON STOCK HAS TEN VOTES PER SHARE AND IS HELD
    EXCLUSIVELY BY JOHN W. CASELLA AND DOUGLAS R. CASELLA

    The holders of our Class B common stock are entitled to ten votes per share and the holders of our Class A common stock are entitled to one vote per share. At September 1, 1999, an aggregate of 988,200 shares of our

Class B common stock, representing 9,882,000 votes, were outstanding, all of which were beneficially owned by John W. Casella, our president and chief executive officer, or by his brother, Douglas R. Casella, a director. Based on the number of shares of common stock outstanding at September 1, 1999, the shares of our Class A common stock and Class B common stock held by John W. Casella and Douglas R. Casella represent approximately 35.4% of the aggregate voting power of our stockholders. Consequently, John W. Casella and Douglas
R. Casella will be able to substantially influence all matters for stockholder consideration.

                              PLAN OF DISTRIBUTION

     We are registering 65,256 shares (the "Shares") on behalf of certain selling shareholders. All of the Shares were originally issued by us in connection with our acquisition of Corning Community. The selling shareholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling Shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (collectively, the "Selling Shareholders") may sell the Shares from time to time. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers or directly to purchasers (in the event of a private sale). The Shares may be sold by one or more of, or a combination of, the following:

     - a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

     - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market,

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

     -      in privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the resales.

     The Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the Shares or otherwise. In such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell Shares short and redeliver the Shares to close out such short positions. The Selling Shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Shareholders also may loan or pledge the Shares to a broker-dealer. The broker-dealer may sell the Shares so loaned, or upon a default the broker-dealer may sell the pledged Shares pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the Shares for whom they act as agents or to whom they sell as principals, or both. Usual and customary brokerage fees will be paid by the Selling Shareholders. Broker-dealers or agents and any other participating broker-dealers or the Selling Shareholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the

Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The Selling Shareholders have advised Casella that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of Shares by Selling Shareholders.

     The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to our common stock for a specified period prior to the commencement of such distribution. In addition, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of Shares of our common stock by the Selling Shareholders. Casella will make copies of this prospectus available to the Selling Shareholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the Shares.

     Casella will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     - the name of each such Selling Shareholder and of the participating broker-dealer(s),

     -      the number of shares involved,

     -      the price at which such shares were sold,

     - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     -      other facts material to the transaction.

     Casella will bear all costs, expenses and fees in connection with the registration of the Shares. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sales of the Shares. The Selling Shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholders have agreed to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act.

                              SELLING SHAREHOLDERS

     The following table sets forth the number of Shares owned by each of the Selling Shareholders. None of the Selling Shareholders has had a material relationship with Casella within the past three years other than as a result of the ownership of the Shares or other securities of Casella. No estimate can be given as to the amount of Shares that will be held by the Selling Shareholders after completion of this offering because the Selling Shareholders may offer all or some of the Shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the Shares. The Shares offered by this prospectus may be offered from time to time by the Selling Shareholders named below.




----------------------------------------------------------------------------------------------------------------
Name of Selling Shareholder               Number of Shares            Percent of         Number of Shares
                                          Beneficially Owned          Outstanding        Registered for Sale
                                          as of January 31, 2000      Shares of          Hereby (1)
                                                                      Class A
                                                                      Common
                                                                      Stock
----------------------------------------------------------------------------------------------------------------
Daniel Clark                                   32,629                    *                   32,629
----------------------------------------------------------------------------------------------------------------
Douglas Clark                                  32,627                    *                   32,627
----------------------------------------------------------------------------------------------------------------
Total                                          65,256                                        65,256
----------------------------------------------------------------------------------------------------------------




(1) This registration statement also shall cover any additional shares of Class A common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Casella's outstanding shares of Class A common stock.

*Less than one percent based on shares of Class A Common Stock outstanding as of January 31, 2000.

                                  LEGAL MATTERS

     The validity of the common stock being offered has been passed upon for us by Hale and Dorr LLP, Boston, Massachusetts.

                                     EXPERTS

     The financial statements and schedule incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.


     We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

                           CASELLA WASTE SYSTEMS, INC.



                                  COMMON STOCK




                             ----------------------
                                   PROSPECTUS
                             ----------------------




                                February 1, 2000

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION




SEC Registration Fee ....................................     $  500
Accounting Fees and Expenses ............................      1,000
Legal Fees and Expense ..................................      2,500
Transfer Agent Fees .....................................          0
Printing Fees ...........................................      1,000
Miscellaneous Expenses ..................................        900
Total ...................................................     $5,900
------------ All fees are estimates


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law statute permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     In the case of an action by or in the right of the corporation, Section 145 permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

     To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding two paragraphs, Section 145 requires that he be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith.

     Section 145 provides that expenses, including attorneys' fees, incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145.

     Article Sixth of Casella's Amended and Restated Certificate of Incorporation eliminates the personal liability of the directors of Casella to Casella or its stockholders for monetary damages for breach of fiduciary duty as directors, with certain exceptions, and Article Seventh requires indemnification of directors and officers of Casella, and for advancement of litigation expenses to the fullest extent permitted by Section 145.

ITEM 16. EXHIBITS

Exhibit No.            Description
-----------            -----------

5.1            Opinion of Hale and Dorr LLP

23.1           Consent of Arthur Andersen LLP

23.2 Consent of Hale and Dorr LLP (included in the opinion of Hale and Dorr LLP filed in Exhibit 5.1 hereto)

24.1 Power of Attorney (included on Page II-4 of this registration statement)

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rutland, Vermont, as of this 1st day of February, 2000.

                           CASELLA WASTE SYSTEMS, INC.
                           (Registrant)

                           By: /s/ JOHN W. CASELLA
                           ----------------------------------
                           John W. Casella
                           President, Chief Executive Officer and Secretary

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John W. Casella, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities indicated on this 1st day of February, 2000.



       Name                             Title                              Date
       ----                             -----                              ----

/s/ John W. Casella               President, Chief Executive    February 1, 2000
-------------------------------    Officer and Director
John W. Casella                   (Principal Executive Officer)

/s/ James W. Bohlig               Senior Vice President,        February 1, 2000
-------------------------------    Chief Operating Officer and
James W. Bohlig                   Director

/s/ Jerry S. Cifor                Senior Vice President and     February 1, 2000
-------------------------------    Chief Financial Officer
Jerry S. Cifor                    (Principal Accounting and
                                  Financial Officer)

/s/ Douglas R. Casella            Director                      February 1, 2000
-------------------------------
Douglas R. Casella

/s/ John F. Chapple III           Director                      February 1, 2000
-------------------------------
John F. Chapple III

/s/ Gregory B. Peters             Director                      February 1, 2000
-------------------------------
Gregory B. Peters

EXHIBIT INDEX



Exhibit No.       Description
-----------       -----------

5.1               Opinion of Hale and Dorr LLP

23.1              Consent of Arthur Andersen LLP

23.2 Consent of Hale and Dorr LLP (included in the Opinion of Hale and Dorr LLP filed in Exhibit 5.1 hereto)

24.1 Power of Attorney (included on Page II-4 of this registration statement)